Exhibit 3.9

STATE OF DELAWARE
SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:00 PM 05/28/1999
991216035 – 2839744

CERTIFICATE OF MERGER

OF

EMIC ACQUISITION CORPORATION

INTO

MUSICIAN’S FRIEND, INC.

The undersigned corporations, organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DO HEREBY CERTIFY:

FIRST: That the names and state of incorporation of each of the constituent corporations to the merger (the “Merger”) are as follows:

NAME	STATE OF INCORPORATION

Musician’s Friend, Inc.	Delaware
EMIC Acquisition Corporation	Delaware

SECOND: That an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 13, 1999, by and among Guitar Center, Inc., a Delaware corporation, EMIC Acquisition Corporation, a Delaware corporation, Musician’s Friend, Inc., a Delaware corporation, and the stockholders of Musician’s Friend, Inc., has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 228 and subsection (c) of Section 251 of General Corporation Law of the State of Delaware, and any written notice required by subsection (d) of Section 228 of the General Corporation Law of the State of Delaware has been given as provided in such section.

THIRD: That the name of the surviving corporation for the merger is Musician’s Friend, Inc., a Delaware corporation.

FOURTH: That at the effective time of the Merger, the Certificate of Incorporation of the Musician’s Friend, Inc. shall be amended to read in its entirety as set forth in Exhibit A hereto, and as so amended, shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: That the executed Merger Agreement is on file at the principal place of business of the surviving corporation. The address of said principal place is 931 Chevy Way, Medford, Oregon 97504.

SIXTH: That an executed copy of the Merger Agreement will be furnished on request and without cost to any stockholder of EMIC Acquisition Corporation or Musician’s Friend, Inc.

SEVENTH: That the Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

(signature page follows)

IN WITNESS WHEREOF, the undersigned, for the purposes of effectuating the merger of the constituent corporations, have caused this Certificate of Merger to be duly executed.

Dated: May 28, 1999

Musician’s Friend, Inc.

By:	/s/ Robert V. Eastman
Robert V. Eastman
Chief Executive Officer

EMIC Acquisition Corporation

By:	/s/ Larry Thomas
Larry Thomas
Chief Executive Officer

S-1

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

MUSICIAN’S FRIEND, INC.

FIRST. The name of the corporation is Musician’s Friend, Inc.

SECOND. The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares which the corporation shall have authority to issue is 1,000 shares of capital stock, and the par value of each such share is $0.01 per share.

FIFTH. The Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the by-laws of the corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

SEVENTH.  (a) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

(c) Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.